CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 filed with the SEC on September  21, 2009 (the "Registration Statement") of our report dated May 25, 2009, relating to the consolidated balance sheets of ChinaNet Online Holdings, Inc ( f/k/a China Net Online Media Group Limited) (the "Company"), as of December 31, 2008 and 2007, and the related statements of operations and comprehensive income, stockholders’ equity and cash flows for the years then ended, appearing in the Prospectus, which is a part of such Registration Statement.

/s/Bernstein & Pinchuk LLP

New York, NY
September 21, 2009